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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                         DMX INTERNATIONAL CORPORATION



                                ARTICLE I - Name
                                ----------------

          The name of the corporation is Datamax International Corporation.


                         ARTICLE II - Registered Office
                         ------------------------------

          The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at that address is The Corporation Trust Company.


                             ARTICLE III - Purpose
                             ---------------------

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").


                           ARTICLE IV - Capital Stock
                           --------------------------

          Section A. General. The maximum number of shares of stock that the corporation is authorized to have outstanding at any one time is 40,000,000 shares consisting of 37,149,325 shares of Common Stock, par value of $.01 per share (the "Common Stock"), 1,000,000 shares of Preferred Stock, par value of $.01 per share (the "Preferred Stock"), 1,085,799 shares of Series A Preferred Stock, par value of $.01 per share (the "Series A Preferred Stock"), and 764,876 shares of Series B Preferred Stock, par value of $.01 per share (the "Series B Preferred Stock"). The consideration to be paid for each share shall be fixed by the Board of Directors and may be paid in whole or in part in any combination cf cash, real or personal property, or labor or services actually performed for the corporation, with a value, in the judgment of the directors, equivalent to or greater than the par value of the shares.

          Section B. Recapitalization. Immediately upon the effectiveness of this Amended and Restated Certificate of
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Incorporation, each previously outstanding share of the corporation or the holder thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each share outstanding on such date by two, it being understood that the Conversion Price of the Series A Preferred and Series B Preferred shall, in accordance with the provisions hereof, be appropriately adjusted to reflect such change and conversion.

          Section C. Common Stock. Subject to the rights of the Series A Preferred Stock, the Series B Preferred Stock and the Preferred Stock and except as otherwise provided by the laws of the State of Delaware, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and, is subject to all the powers, rights, privileges, preferences and priorities of the Series A Preferred Stock, the Series B Preferred Stock and the Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of Section E of this
ARTICLE IV.

          (a) The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same of the corporation's capital stock.

          (b) No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the corporation whether now or hereafter authorized.

          (c) The Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.

          Section D.  Series A and Series B Preferred Stock.

          1. Series A Preferred Stock. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

               (a) Dividends. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the Corporation) on the shares of any class or series of capital stock of the corporation unless and until a dividend of equal or greater amount

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(calculated as if the shares of Series A Preferred Stock had been converted to
Common Stock on the date the dividend is declared) is first or concurrently declared and paid with respect to the Series A Preferred Stock.

               (b)  Liquidation Preference.

                    (i) Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock or any other class or series of capital stock of the Corporation by reason of their ownership thereof (other than the Series B Preferred Stock which shall share in the liquidation proceeds on a pari passu basis with the Series A Preferred Stock), an amount equal to $1.70 per share of Series A Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), increased at the rate of 9% per annum from the date of issuance thereof to the date of payment plus an amount equal to all declared but unpaid dividends, if any (as to such series, the "Series A Preferential Amount"). If upon the occurrence of such event, the assets and funds distributed among the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock in accordance with Section 2(b) of Part D of this Article shall be insufficient to permit the payment to such holders of the full Series A Preferential Amount and the full Series B Preferential Amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock and the Series B Preferred Stock in proportion to the full Series A Preferential Amount and Series B Preferential Amount each such holder is otherwise entitled to receive.

                    (ii) Distribution of Remaining Amounts. In the event of any Liquidation which results in distributable funds to the corporation or the stockholders in excess of the sum of the full Series A Preferential Amount and the full Series B Preferential Amount, then such excess shall be distributed (i) rat ably among the holders of Common Stock up to, in the aggregate, an amount equal to the sum of the full Series A Preferential Amount and the full Series B Preferential Amount and thereafter (ii) ratably among the holders of Common Stock and Preferred Stock based on the number of shares held by each such holder assuming, for this purpose, the conversion of such Preferred Stock into Common Stock.

                    (iii) Consolidation, Merger, etc. A consolidation, merger of the Corporation with or into any other

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entity or entities or reorganization in which the corporation is not the surviving entity (unless the stockholders of the corporation continue to hold more than 50% of the voting power of the surviving corporation), or a sale of all or substantially all of the assets of the corporation (unless the stockholders of the corporation hold more than 50% of the voting power of the purchasing entity), shall, upon the election of the holders of a majority of the outstanding shares of Series A Preferred Stock, be deemed to be a Liquidation hereunder and shall entitle each holder of Series A Preferred Stock to a distribution in cancellation of such holder's shares of Series A Preferred Stock equal to the Series A Preferential Amount thereof.

                         (iv) Valuation of Securities. Any securities to be
delivered pursuant this Section 1(b) shall be valued as follows:

                              (A) Securities not subject to investment letter
or other similar restrictions on free marketability covered by subsection l(iv)(B) hereof:

                                   (1)  If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the date of determination;

                                   (2)  If traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty day period ending three days prior to the date of determination; and

                                   (3)  If there is no public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                               (B) The method of valuation of securities subject
to investment letter or other restrictions on free market ability other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate shall be to make an appropriate discount from the market value determined as provided in clauses (1), (2) or (3) of subsection l(iv) (A) hereof, to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                         (c)  Voting Rights and Number of Directors.

                              (i) Generally. Except as otherwise expressly
provided herein or as required by law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes

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equal to the number of shares of Common Stock into which such share of Series A
Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (ii) Number of Directors. The authorized number of members of the Board of Directors of the corporation shall be as set forth in the bylaws of the corporation.

          (d) Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Series A Conversion Rights"):

               (i) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.70, plus all declared but unpaid dividends on each such share, by the then applicable Conversion Price of the Series A Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for Series A Preferred Stock shall be $1.70. Such initial Conversion Price shall be adjusted as hereinafter provided.

               (ii) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the consummation of an underwritten public offering of the Common Stock registered under the Securities Act of 1933 at a price per share of at least $10 (as such amount is equitably adjusted for stock splits, stock combination, stock dividends and recapitalization) and resulting in gross proceeds to the Corporation of at least $18 million. The automatic conversion pursuant to this subsection (d)(ii) shall apply equally and at the same time to all the then outstanding shares of Series A and Series E Preferred Stock.

               (iii) Mechanics of Voluntary Conversion.

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Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (iv) Adjustment for Subdivisions, Combinations or Consolidations of Common Stock and Stock Dividends. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or a dividend or distribution of Common Stock payable to all holders of Common Stock shall be made (or a record date for such dividend declared), the Conversion Price then in effect for Series A Preferred Stock shall, concurrently with the effectiveness (or record date) of such subdivision or dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification cr otherwise, into a lesser number of shares of Common, the Conversion Price then in effect for Series A Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (v) Adjustments for Other Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments

                                      -6-
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called for during such period under this Section 1(d) with respect to the rights of the holders of the Series A Preferred Stock.

               (vi) Adjustments for Reorganization, Reclassification, Exchange and Substitution. In case of any reorganization or any reclassification of the capital stock of the corporation, any consolidation or merger of the corporation with or into another entity or entities or the conveyance of all or substantially all of the assets of the corporation to another corporation (other than a merger, sale of assets or other reor ganization referred to in subsection l(b) (iii) hereof or a subdivision or combination of shares referred to in subsection l(d)(iv) above), the Conversion Price for Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the folders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to orange in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

               (vii) Issues of Stock. If and whenever the corporation shall issue any shares of its Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share which is less than the Conversion Price in effect immediately prior to such issue, the Conversion Price shall be reduced to the lowest price per share for which any such share was issued. For purposes of this subsection l(d)(vii), the following provisions shall also be applicable:

                     (A) Convertible Securities, Options and Rights. If the corporation shall issue any stock, warrant, security, obligation, option or other right which directly or indirectly may be converted, exchanged or satisfied in shares of other than Excluded Stock, the maximum total number of shares of Common Stock issuable upon such conversion, exchange or other exercise of such securities or rights thereupon shall be deemed to have been issued and to be outstanding, and the consideration received by the corporation therefor shall be deemed to include the

                                      -7-
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sum of the consideration received for the issue of such securities or rights and the minimum additional consideration payable upon such conversion, exchange or other exercise of such securities or rights. No further adjustment shall be made for the actual issuance of Common Stock upon such conversion, exchange or other exercise of any such securities or rights. If the provisions of any such securities or rights with respect to purchase price or shares purchasable shall change or expire any adjustment previously made hereunder therefor shall be readjusted to such as would have obtained on the basis of the securities or rights as modified by such change or expiration.

               (B) Consideration. In case the corporation shall issue shares of its Common Stock for a consideration wholly or partly other than cash, the amount of the consideration other than cash received by the corporation shall be deemed to be the fair market value of such consideration as determined in accordance with subsection l(b)(iv) as to securities or, as to consideration other than securities, in good faith by the Board of Directors.

               (C) Treasury Stock. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the corporation, and the disposition of any such shares so owned or held shall be considered an issue of Common Stock.

               (D) Excluded Stock. The term "Excluded Stock" shall mean (in each case as such number of shares is equitably adjusted for stock splits, stock combinations, stock dividends and recapitalizations):

                    (1) As to the Series A Preferred Stock and Preferred Stock, the shares of Common Stock issued by the corporation upon conversion of Series A Preferred Stock and Series B Preferred Stock;

                    (2) Options to purchase and the issuance pursuant thereto of up to 500,000 shares of Common Stock issued by the Corporation for $.011 per share upon the exercise of such options issued to Robert C. Strandberg, G. William Hartman and Robert L. Wohlers (the "Managers") in connection with the acquisition of all of the outstanding stock of Datamax Corporation (each share issued pursuant to any such option shall be counted for purposes of calculating such 500,000 shares);

                    (3) Up to 20,000 shares of Common Stock or securities or rights convertible into or giving the right to purchase up to 20,000 shares of Common Stock, so long as such

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shares are issued for not less than the fair value of such shares as determined in good faith by the Board of Directors;

          (4) Warrants to purchase and the issuance pursuant thereto of up to 500,000 shares of Series A Preferred Stock issued by the Corporation upon the exercise of such warrants issued in connection with the acquisition of all of the outstanding stock of Datamax Corporation;

          (5) Warrants to purchase and the issuance pursuant thereto of up to 264,876 shares of Series B Preferred Stock issued by the corporation upon the exercise of such warrants issued in connection with the acquisition of certain assets by Fargo Acquisition Corporation pursuant to an Agreement of Purchase and Sale of Assets dated February 6, 1993 (the "Fargo Acquisition");

          (6) Warrants to purchase and the pursuant thereto of up to 1,827,645 shares of Common Stock issued by the corporation upon the exercise of such warrants issued connection with the financing of the Fargo Acquisition; and

          (7) Warrants to purchase and the issuance pursuant thereto of up to 264,876 shares of Common Stock issued by the corporation upon the exercise of such warrants issued in connection with the refinancing of the senior debt incurred in connection with the Fargo Acquisition.

     (E) No Adjustment for Initial Issuance of Common Stock to the Managers. There shall be no adjustment to the Conversion Price for the initial issuance of Common Stock to the Managers in the amount of up to 414,201 shares of Common Stock for $.01 per share.

          (1) No Impairment. The corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 1 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights of the holders of Series A Preferred Stock against impairment.

          (2) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the conversion Price pursuant to this Section 1(d), the corporation at its expense shall promptly compute such adjustment or readjustments

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accordance with the terms hereof and furnish to each holder of Series A
Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Series A Preferred Stock Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

          (3) Notices of Record Date. In the event of any taking by the corporation of a record of the holders any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

          (4) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (5) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall

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be sufficient for such purpose, including, without limitations engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

          (6) Fraction Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (7) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 1(d) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by each share of Series A Preferred Stock in accordance with the essential intent and, principles hereof, then, in each such case, the corporation shall effect such adjustment, on a basis consistent with the essential intent and principles established in this Section 1(d), as may be necessary to preserve, without dilution, the conversion rights represented by each share of Series A Preferred Stock.

          (8) Additional Dilutive Adjustment. In addition to any other adjustment to the Conversion Price of the Series A Preferred Stock made under this Section 1(d), if there is an adjustment in the Conversion Price of the Series B Preferred Stock (a "Series B Adjustment") as a result of an issuance or deemed issuance of Common Stock at a price per share of less than $4.00 but more than $1.70 (as such amounts are equitably adjusted for stock splits, stock combinations, stock dividends and recapitalizations), there shall also be an adjustment in the Conversion Price of the Series A Preferred Stock (the "Series A Adjustment") such that the quotient of the number of shares of Common Stock into which the Series A Preferred Stock is convertible after such Series A Adjustment divided by the number of shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to such Series A Adjustment is equal to the quotient of the number of shares of Common Stock into which the Series B Preferred Stock is convertible after such Series B divided by the number of shares of Common Stock into which the

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Series B Preferred Stock was convertible immediately before such Series B
Adjustment.

          (e) No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall he reissued as shares of Series A Preferred Stock.

          (f) Notices. Any notice required by the provisions of this Section 1 to be given to the holders of shares of Series A Preferred Stock shall be deemed given also confirmed transmission by facsimile or telecopy or upon deposit in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation. Notwithstanding the foregoing, if a stockholder to whom notice is to be given has an address of record which is outside of the United States, then any notice to such stockholder under this subsection 1(f) shall be deemed given upon confirmed transmission by facsimile or telecopy or ten days after deposit in the United States mail, postage prepaid, and addressed to such holder at its address appearing on the books of the corporation.

     2. Series B Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred Stock are as follows:

          (a) Dividends. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the corporation) on the shares of any class or series of capital stock of the corporation unless and until a dividend of equal or greater amount (calculated as if the shares of Series B Preferred Stock had been converted to Common Stock on the date the dividend is declared) is first or concurrently declared and paid with respect to the Series B Preferred Stock.

          (b)  Liquidation Preference.

(i) Series B Preferred Stock. In the event of any Liquidation, the holders of the Series B Preferred Stock shall he entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock or any other class or series of capital stock of the corporation by reason of their ownership thereof than the Series A Preferred Stock which shall share in the liquidation proceeds on a pari passu basis with the Series B Preferred Stock, an amount equal to $4.00 per share of Series B Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), increased at the rate of 9%

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per annum from the date of issuance thereof to the date of payment, plus an amount equal to all declared but unpaid dividends, if any (as to such series, the "Series B Preferential Amount"). If upon the occurrence of such event, the assets and funds distributed among the holders of the Series B Preferred Stock and the holders of the Series A Preferred Stock in accordance with Section 1(b) of Part D of this Article IV shall be insufficient to permit the payment to such holders of the full Series B

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